CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Lincoln Variable Insurance Products Trust of our reports dated February 15, 2023, relating to the financial statements and financial highlights, which appear in the Annual Reports on Form N-CSR for JPMorgan Insurance Trust Core Bond Portfolio, JPMorgan Insurance Trust Mid Cap Value Portfolio, JPMorgan Insurance Trust Small Cap Core Portfolio and JPMorgan Insurance Trust U.S. Equity Portfolio for the year ended December 31, 2022. We also consent to the reference to us under the heading “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

April 28, 2023